Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our audit report dated March 3, 2026, with respect to the balance sheet of Pelican Holdco, Inc. as of December 31, 2025, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from September 5, 2025 (inception) to December 31, 2025, and the related notes to the financial statements. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to Pelican Holdco, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

April 10, 2026